Exhibit 99.1

For Immediate Release

OptumRx, Catamaran Complete Combination

Combined company creates a new competitive force that will provide a connected, personalized pharmacy care experience for more than 65 million Americans

OptumRx’s scale and unique capabilities will help consumers and clients manage the cost and treatment challenges of pharmaceuticals

NEW YORK (July 23, 2015) – Optum announced the completion of its combination with Catamaran Corporation [NASDAQ: CTRX, TSX: CCT]. Catamaran and Optum’s pharmacy care services business, OptumRx, are expected to serve the needs of more than 65 million people and fulfill more than one billion prescriptions in 2015.

The combination of Catamaran and OptumRx, which will operate as OptumRx, offers scaled, innovative pharmacy care services driving unmatched value to clients and consumers. OptumRx’s synchronized health care experience goes well beyond traditional pharmacy benefits management (PBM) by integrating Optum’s data and analytics and connecting pharmacy care with a person’s overall health benefits and care management. This provides a complete care solution for consumers and promotes collaboration among pharmacists and care providers. The result is better health outcomes and cost savings as people consistently get the right medications, care and guidance at the right time. As consumers, employers and payers increasingly need to access costly specialty pharmaceuticals, these synchronization capabilities set OptumRx apart in the marketplace.

“We are pleased to welcome the talented Catamaran team to OptumRx, and together we look forward to bringing uniquely powerful, combined pharmacy care service offerings to the marketplace,” said Larry Renfro, chief executive officer of Optum. “OptumRx is now exceptionally well-positioned to support and connect pharmacists, care providers, payers and patients in achieving the shared goals of improved health outcomes, better consumer experiences and lower costs.”

“OptumRx now has the expertise, scale, resources and innovative spirit to be the most valued, consumer-focused pharmacy care services partner in a rapidly changing health care system,” said Mark Thierer, chief executive officer of OptumRx and former chairman and chief executive officer of Catamaran. “In addition to the consumer service enhancements and cost management opportunities this combination makes possible, OptumRx’s longtime business relationship and shared technology with Catamaran greatly simplifies the integration now underway. Our clients, partners and members can expect stability and a smooth transition.”

Under the terms of the agreement, all of the shares of Catamaran were acquired for $61.50 per share in cash, with all shares of Catamaran expected to be delisted from the NASDAQ effective as of close of trading today and from the Toronto Stock Exchange (TSX) shortly.

In connection with the completion of the acquisition, Catamaran repaid in full and terminated its existing credit facility. On July 23, 2015, Catamaran also delivered an irrevocable notice of redemption to holders of all of its outstanding 4.75% Senior Notes due 2021 (the “Notes”) and irrevocably deposited with the trustee sufficient funds to fund the redemption in full of the Notes on August 23, 2015. As a result, Catamaran and the guarantors under the Notes have been released from their respective obligations under the Notes and the Indenture (in each case, subject to certain limited exceptions), pursuant to the satisfaction and discharge provisions thereunder, effective as of July 23, 2015.

About OptumRx

OptumRx is an innovative pharmacy care services company managing the prescription drug benefits of commercial, Medicare, Medicaid and other government health plans, as well as those of employers and unions through a national network of 67,000 community pharmacies and state-of-the-art home delivery pharmacies which have earned the prestigious Verified Internet Pharmacy Practice Sites™ (VIPPS) accreditation by the National Association of Boards of Pharmacy. OptumRx is part of Optum, a leading information and technology-enabled health services business dedicated to making the health system work better for everyone. OptumRx and Optum are a part of UnitedHealth Group Incorporated [NYSE: UNH] with principal executive offices located at UnitedHealth Group Center, 9900 Bren Road East, Minnetonka, Minnesota 55343. Visit www.optum.com for more information about OptumRx and Optum.

Media Contact:

Drew Krejci

Optum

Tel: (952) 205-6652

andrew.krejci@optum.com

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